SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549
                           -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE

                 SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                       Date of Report: April 3, 1998



                              F.N.B. CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


     Pennsylvania                      0-8144                  25-1255406
---------------------------          -----------          -------------------
(State of Incorporation)            (Commission             (IRS Employer
                                     File Number)          Identification No.)



           One F.N.B. Blvd., Hermitage, Pennsylvania          16148
           -----------------------------------------        ---------
            (Address of principal executive offices)        (Zip code)


                                 (724) 981-6000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.        OTHER EVENTS

               On January 20, 1998, F.N.B. Corporation (the Corporation) completed its acquisition of West Coast Bank. Accordingly, the Corporation's Supplemental Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to this merger using the pooling of interests method of accounting. Such supplemental consolidated financial statements will become the historical consolidated financial statements when the Corporation reports first quarter 1998 results. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 and Management's Discussion and Analysis.




ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (C). Exhibits (all filed herewith)

                       Exhibit 23.1 Consent of Ernst & Young LLP

                       Exhibit 23.2 Consent of Hill, Barth & King, Inc.

                       Exhibit 23.3 Consent of Coopers & Lybrand L.L.P.

                       Exhibit 27.1 Financial Data Schedule for the years ended
                                    December 31, 1997, 1996 and 1995

                       Exhibit 27.2 Financial Data Schedule for the quarterly
                                    periods in the year ended December 31, 1997

                       Exhibit 27.3 Financial Data Schedule for the quarterly
                                    periods in the year ended December 31, 1996

                       Exhibit 99.1 Supplemental Consolidated Financial
                                    Statements for the years ended
                                    December 31, 1997, 1996 and 1995 with
                                    Report of Independent Auditors and
                                    Management's Discussion and Analysis

                       Exhibit 99.2 Report of Independent Auditors Hill, Barth
                                    & King, Inc. for the 1996 and 1995 Audits of Southwest Banks, Inc.

                       Exhibit 99.3 Report of Independent Auditors Coopers &
                                    Lybrand L.L.P. for the 1996 and 1995
                                    Audits of West Coast Bancorp Inc.

                                    Signatures
                                    ----------


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    F.N.B. CORPORATION
                                    (Registrant)



                                    By: /s/John D. Waters
                                        --------------------------
                                    Name:  John D. Waters
                                    Title: Vice President and
                                    Chief Financial Officer

Dated: April 3, 1998

EXHIBIT INDEX


23.1    Consent of Ernst & Young LLP

23.2    Consent of Hill, Barth & King, Inc.

23.3    Consent of Coopers & Lybrand L.L.P.

27.1    Financial Data Schedule for the years ended December 31, 1997,
        1996 and 1995

27.2 Financial Data Schedule for the quarterly periods in the year ended December 31, 1997

27.3 Financial Data Schedule for the quarterly periods in the year ended December 31, 1996

99.1 Supplemental Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors Hill, Barth & King, Inc. for the 1996 and 1995 Audits of Southwest Banks, Inc.

99.3 Report of Independent Auditors Coopers & Lybrand L.L.P. for the 1996 and 1995 Audits of West Coast Bancorp, Inc.

                                                              EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

     1) Registration Statement on Form S-8 relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (File #333-00943).

     2) Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

     3) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plan (File #33-78134).

     4) Registration Statement on Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

     5) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

     6) Registration Statement on Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).

     7) Registration Statement on Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-03503).

     8) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

     9) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

    10) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #333-31909).

    11) Registration Statement on Form S-3 relating to the Voluntary Dividend Reinvestment and Stock Purchase Plan (File #333-35637).

    12) Registration Statement on Form S-8 relating to stock options assumed in the acquisition of Mercantile Bank of Southwest Florida (File #333-42333).

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated March 31, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Current Report on Form 8-K.

                                                /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 31, 1998

                                                              EXHIBIT 23.2


            CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS



         We consent to incorporation by reference in the registration statements of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-35637) and Forms S-8 (Registration Nos. 333-00943, 33-78114, 33-78134,
      333-03489, 333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and
      333-42333) and to the use in this Current Report of F.N.B. Corporation on Form 8-K of our report dated January 22, 1997 relating to the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1996 and 1995, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.


                                             /s/Hill, Barth & King, Inc.
                                             Certified Public Accountants


     Naples, Florida
     April 2, 1998

                                                  EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-35637) and Forms S-8 (Registration Nos. 333-00943, 33-78114,
    33-78134, 333-03489, 333-03493, 333-03495, 333-03503, 333-01997,
    333-22909 and 333-42333) of our reports dated January 24, 1997 on our audits of the consolidated financial statements of West Coast Bancorp, Inc. for the years ended December 31, 1996 and 1995, which report is included as Exhibit 99.3 in F.N.B. Corporation's Current Report on Form 8-K.





    /s/COOPERS & LYBRAND L.L.P.
    Tampa, Florida
    April 2, 1998

                                                                  EXHIBIT 99.1




                Supplemental Consolidated Financial Statements
                   and Management's Discussion and Analysis


                     F.N.B. Corporation and Subsidiaries


                 Years ended December 31, 1997, 1996 and 1995
                     with Report of Independent Auditors

                      F.N.B. CORPORATION AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                  AND MANAGEMENT'S DISCUSSION AND ANALYSIS

                Years ended December 31, 1997, 1996 and 1995



                                  CONTENTS



Report of Independent Auditors.............................................. 1

Supplemental Consolidated Financial Statements

     Supplemental Consolidated Balance Sheet......................... 2
     Supplemental Consolidated Income Statement...................... 3
     Supplemental Consolidated Statement of Stockholders' Equity..... 4
     Supplemental Consolidated Statement of Cash Flows............... 5
     Notes to Supplemental Consolidated Financial Statements......... 6


Supplemental Selected Financial Data........................................30

Supplemental Quarterly Earnings Summary.....................................31

Management's Discussion and Analysis of Financial Conditions and
    Results of Operations...................................................32

                              REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the supplemental consolidated balance sheets of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and West Coast Bank on January 20, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of F.N.B. Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Southwest Banks, Inc. and subsidiaries or West Coast Bancorp, Inc. and subsidiary which statements reflect total assets constituting approximately 28% for 1996 and net income constituting approximately 7% and 13% for 1996 and 1995, respectively, of the related supplemental consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries and West Coast Bancorp, Inc. and subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of West Coast Bank, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                    /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 31, 1998

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                           1997           1996
                                                   ----------     ----------
ASSETS
Cash and due from banks.......................     $   93,186      $  111,542
Interest bearing deposits with banks..........          3,244           1,334
Federal funds sold............................         17,249          11,510
Mortgage loans held for sale..................          6,163          10,088
Securities available for sale.................        437,115         327,658
Securities held to maturity (fair value of
  $123,164 and $173,677)......................        122,938         174,551
Loans, net of unearned
   income of $20,425 and $23,846..............      1,968,925       1,794,576
Allowance for loan losses.....................        (28,296)        (28,649)
                                                    ----------      ---------
  NET LOANS                                          1,940,629      1,765,927
Premises and equipment........................          65,818         49,296
Other assets. ................................          70,538         50,674
                                                    ----------     ----------
                                                    $2,756,880     $2,502,580
                                                    ==========     ==========

LIABILITIES
Deposits:
  Non-interest bearing.......................       $  272,974     $  244,844
  Interest bearing...........................        2,010,990      1,841,008
                                                    ----------     ----------
    TOTAL DEPOSITS...........................        2,283,964      2,085,852
Other liabilities............................           37,423         35,229
Short-term borrowings........................          123,752        116,126
Long-term debt...............................           72,246         58,179
                                                    ----------     ----------
    TOTAL LIABILITIES........................        2,517,385      2,295,386


STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 287,500 and 352,531 shares
  Aggregate liquidation value
    -  $7,188 and $8,813.........................        2,875          3,525
Common Stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 15,332,488 and 13,879,872 shares......       30,665         27,760
Additional paid-in capital.......................      121,296        103,467
Retained earnings................................       83,051         71,353
Net unrealized securities gains. ................        5,236          2,576
Treasury stock - 113,592 and 62,723
   shares at cost................................       (3,628)        (1,487)
                                                    ----------      ---------
    TOTAL STOCKHOLDERS' EQUITY...................      239,495        207,194
                                                    ----------     ----------
                                                    $2,756,880     $2,502,580
                                                    ==========     ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31                         1997        1996        1995
                                            ---------    --------    --------
INTEREST INCOME
Loans, including fees....................    $170,189    $160,315    $149,869
Securities:
  Taxable................................      25,384      23,364      22,993
  Nontaxable.............................       2,228       2,261       1,939
  Dividends..............................       1,137       1,097         928
Other....................................       3,605       2,766       2,885
                                             --------     -------    --------
    TOTAL INTEREST INCOME................     202,543     189,803     178,614
INTEREST EXPENSE
Deposits.................................      77,479      71,747      68,412
Short-term borrowings....................       6,275       3,915       5,457
Long-term debt...........................       3,746       4,384       3,258
                                             --------     -------    --------
    TOTAL INTEREST EXPENSE...............      87,500      80,046      77,127
    NET INTEREST INCOME..................     115,043     109,757     101,487
Provision for loan losses................      10,916       9,876       7,235
                                             --------     -------    --------
    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES............     104,127      99,881      94,252
NON-INTEREST INCOME
Insurance commissions and fees...........       3,983       4,116       4,284
Service charges..........................      12,339      11,740      11,037
Trust....................................       1,465       1,461       1,390
Gain on sale of securities...............       1,252         787         493
Gain on sale of loans....................       1,530         772         585
Other....................................       3,285       2,150       2,095
                                             --------    --------    --------
TOTAL NON-INTEREST INCOME................      23,854      21,026      19,884
                                             --------    --------    --------
                                              127,981     120,907     114,136
NON-INTEREST EXPENSES
Salaries and employee benefits...........      47,822      42,732      39,187
Net occupancy............................       7,029       6,931       6,821
Amortization of intangibles..............       1,584       1,047       1,246
Equipment................................       6,889       6,436       5,768
Deposit insurance........................         842         972       3,159
Recapitalization of Savings
  Association Insurance Fund.............                   2,752
Promotional..............................       2,287       2,618       3,226
Insurance claims paid....................       1,867       1,707       1,738
Other....................................      22,878      24,166      19,999
                                             --------    --------    --------
    TOTAL NON-INTEREST EXPENSES..........      91,198      89,361      81,144
                                             --------    --------    --------
    INCOME BEFORE INCOME TAXES...........      36,783      31,546      32,992
Income taxes.............................      11,590      10,549      10,870
                                             --------    --------    --------
    INCOME BEFORE EXTRAORDINARY ITEMS....      25,193      20,997      22,122
Gain on sale of subsidiary and branches,
  net of tax of $4,743...................       8,809
                                             --------    --------    --------
    NET INCOME...........................    $ 34,002    $ 20,997    $ 22,122
                                             ========    ========    ========

Net Income Per Common Share
    BASIC...............................        $2.27       $1.38       $1.47
                                                =====       =====      ======
    DILUTED.............................        $2.15       $1.34       $1.42
                                                =====       =====       =====

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data

                                                                  NET       EMPLOYEE
                                       ADDITIONAL             UNREALIZED      STOCK
                  PREFERRED    COMMON    PAID-IN   RETAINED   SECURITIES    OWNERSHIP   TREASURY
                    STOCK       STOCK    CAPITAL   EARNINGS  GAINS/(LOSSES)    PLAN       STOCK
                  ---------   -------  ----------  --------- -------------  ---------  ---------
BALANCE AT
JANUARY 1, 1995..   $4,563    $25,455   $ 86,095    $57,583     $ (695)     $(141)     $  (309)
Net income.......                                    22,122
Cash dividends
  declared:
  Preferred stock                                      (849)
  Common stock
  $.33 per share
  (F.N.B.) and
  $.20 per share
  (WCBI).........                                     (3,489)
Purchase of
  common stock...                                                                       (1,447)
Issuance of
 Common stock....                   75        389                                        1,292
Stock dividend...                  930      7,132     (8,067)
Conversion of
 preferred stock.       (47)        85        502
Obligation under
  ESOP plan......                                                            (248)
Change in net
  unrealized
  securities gains
  (losses).......                                                3,917

BALANCE AT
DECEMBER 31,        -------    -------   --------   --------    -------   -------     ------
1995............      4,516     26,545     94,118     67,300      3,222      (389)      (464)

Net income......                                      20,997
Cash dividends
 declared:
  Preferred stock                                       (766)
  Common stock
  $.60 per share
  (F.N.B.) and
  $.23 per share
  (WCBI)........                                      (6,123)
Purchase of
 common stock...                                                                      (3,421)
Issuance
 (retirement) of
 common stock...                   (44)      (438)                                     2,398
Stock dividend..                   860      9,195    (10,055)
Conversion of
  preferred
  stock.........       (991)       399        592
Obligation under
  ESOP plan.....                                                              389
Change in net
  unrealized
  securities
  gains (losses)                                                  (646)
                   --------   --------   --------    -------   --------   -------   ---------
BALANCE AT
DECEMBER 31,
1996..........        3,525     27,760    103,467     71,353     2,576          0     (1,487)

Net income....                                        34,002
Cash dividends
 declared:
 Preferred stock                                        (588)
 Common stock
 $.63 per share
 (F.N.B.) and
 $.12 per share
 (WCBI)........                                       (8,990)
Purchase of
 common stock..                                                                       (7,688)
Issuance of
 common stock..                      47        131      (497)                          5,547
Issuance of
 common stock
 for acquisition                  1,260      2,240     4,177
Stock dividend                    1,332     15,074   (16,406)
Conversion of
 preferred stock..      (650)       266        384
Change in net
 unrealized
 securities
 gains (losses)                                                  2,660
                   ---------   --------   --------  --------  ---------    -------   --------
BALANCE AT
DECEMBER 31,
1997..........        $2,875    $30,665   $121,296   $83,051    $5,236     $    0    $(3,628)
                   =========   ========  =========  ========  ==========    ======   ========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands
Year Ended December 31                         1997         1996         1995
                                            ---------    ---------    ---------
OPERATING ACTIVITIES
Net income................................  $  34,002    $  20,997    $  22,122
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Depreciation and amortization..........     7,143        6,256        6,540
    Provision for loan losses..............    10,916        9,876        7,235
    Provision for valuation allowance
    on other real estate owned.............       540          664          100
    Deferred taxes.........................    (1,370)      (1,783)        (704)
    Gain on securities available for sale..    (1,252)        (787)        (493)
    Gain on sale of loans..................    (1,530)        (772)        (585)
    Extraordinary gains on sales of
      subsidiary and branches, net of tax..    (8,809)
    Proceeds from sale of loans............   108,336       59,802       60,067
    Loans originated for sale..............  (103,322)     (52,535)     (64,373)
Net change in:
      Interest receivable..................    (2,516)       1,318       (1,718)
      Interest payable.....................     1,763          611        1,983
    Other, net.............................     3,826        5,669        5,185
                                            ---------    ---------    ---------
        Net cash flows from
        operating activities...............    47,727       49,316       35,359

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks.....    (1,932)       3,365         (334)
  Federal funds sold.......................     4,361       54,629      (48,133)
  Loans....................................  (179,324)    (198,649)    (106,709)
Securities available for sale:
  Purchases................................  (256,447)    (189,009)    (130,943)
  Sales....................................    38,213       42,171        7,555
  Maturities...............................   143,350      109,242       90,974
Securities held to maturity:
  Purchases................................   (7,120)      (41,862)     (45,264)
  Maturities...............................   55,858        41,678       76,474
Increase in premises and equipment.........  (18,576)      (11,645)      (7,277)
Net cash paid for mergers,
 acquisitions and divestiture..............  (50,362)
                                           ---------     ---------    ---------
      Net cash flows from
      investing activities................  (271,979)     (190,080)    (163,657)

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits,
  savings and NOW........................    112,058        94,385       10,658
  Time deposits..........................     95,118        21,271      153,689
Short-term borrowings....................     (3,390)       40,409      (14,065)
Increase in long-term debt...............     44,010        32,899        9,274
Decrease in long-term debt...............    (29,862)      (25,504)     (15,104)
Net acquisition of treasury stock........     (2,460)       (1,504)         309
Cash dividends paid......................     (9,578)       (6,889)      (4,343)
                                           ---------     ---------   ----------
      Net cash flows from
      financing activities...............    205,896       155,067      140,418
                                           ---------     ---------    ---------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS...................    (18,356)       14,303       12,120
Cash and cash equivalents at
  beginning of year......................    111,542        97,239       85,119
                                           ---------     ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.  $  93,186     $ 111,542    $  97,239
                                           =========     =========    =========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The supplemental consolidated financial statements give retroactive effect to the merger of West Coast Bank (West Coast) with and into F.N.B. Corporation (F.N.B. or the Corporation). The merger, which was consummated on January 20, 1998, resulted in the Corporation issuing a total of 585,263 shares of common stock. The transaction has been accounted for on a pooling-of-interests basis, and the financial statements are presented as if the merger had been consummated for all the periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the Corporation's consolidated financial statements for the quarter ended March 31, 1998.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania. As of January 31, 1998, it operated 9 banks through 73 offices and a consumer finance company through 35 offices in Pennsylvania, Florida, Ohio and New York.

BASIS OF PRESENTATION:
  The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

USE OF ESTIMATES:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

MORTGAGE LOANS HELD FOR SALE:
 Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:
  Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. While on non-accrual, contractual interest payments are applied against principal until the loan is restored to accrual status. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield. The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

PREMISES AND EQUIPMENT:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

OTHER REAL ESTATE OWNED:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

AMORTIZATION OF INTANGIBLES:
  Goodwill is being amortized over 15 years on the straight-line method and core deposit intangibles are being amortized on accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

INCOME TAXES:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:
  Earnings and cash dividends per share have been adjusted for common stock dividends.

  In 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS No. 128), "Earnings per Share." FAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform to the FAS No. 128 requirements. Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

CASH EQUIVALENTS:
  The Corporation considers cash and due from banks as cash and cash equivalents.

NEW ACCOUNTING STANDARDS:
  FAS No. 130, "Reporting Comprehensive Income," establishes new standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non shareholder sources, such as changes in net unrealized securities gains. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the Corporation's fiscal year ending December 31, 1998. Application of this statement will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

  FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. It requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. This statement is effective for the Corporation's fiscal year ending December 31, 1998.

MERGERS, ACQUISITIONS AND DIVESTITURES

  On February 2, 1998, the Corporation signed a definitive merger agreement with Seminole Bank (Seminole), a community bank headquartered in Seminole, Florida with assets of $93.7 million. The merger agreement calls for an exchange of
1.457 shares of the Corporation's common stock for each share of Seminole common stock. The Corporation anticipates issuing approximately 814,500 shares of its common stock. Seminole will be merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNB Florida), formerly Indian
Rocks National Bank, in Largo, Florida. The transaction, which is expected to close during the second quarter of 1998 pending regulatory and shareholder approval, is expected to be accounted for as a pooling-of-interests.

  On January 20, 1998, the Corporation completed its affiliation with West Coast, headquartered in Sarasota, Florida, with assets totaling $107.4 million. Under the terms of the merger agreement, each outstanding share of West Coast's common stock was converted into 1.0 share of the Corporation's common stock.
A total of 585,263 shares of the Corporation's common stock were issued. Results from prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

YEAR ENDED DECEMBER 31, 1997                   F.N.B.           WEST COAST
                                            ----------          ----------
Net interest income                           $111,030              $4,013
Net income                                      33,123                 879

  On November 21, 1997, the Corporation completed the sale of three Belmont County, Ohio branches of its subsidiary, Metropolitan National Bank, to Citizens Bancshares, Inc., a bank holding company headquartered in Salineville, Ohio.
The sale resulted in the Corporation recognizing a $3.6 million after-tax extraordinary gain.

  On November 20, 1997, the Corporation purchased all of the assets and liabilities of Mercantile Bank of Southwest Florida (Mercantile), a bank located in Naples, Florida. The Corporation paid $17.72 per share for each of the 766,681 outstanding shares of Mercantile's common stock. Mercantile was merged into another affiliate of the Corporation, First National Bank of Naples, headquartered in Naples, Florida. The transaction was accounted for as a purchase. As a result of the purchase, the Corporation acquired assets of $121.7 million, including goodwill to $7.1 million and core deposit intangibles amounting to $595,000, and assumed liabilities of $108.2 million. Unaudited pro forma results of operations for the Corporation as if Mercantile was acquired on January 1, 1995 are as follows (in thousands, except per share data):

YEAR ENDED DECEMBER 31                        1997       1996       1995
                                            --------   --------   --------
Net interest income....................     $117,761   $112,471   $103,765
Net income.............................       32,884     20,864     21,837
Net income per common share (Basic)....         2.20       1.37       1.45

  On October 17, 1997, the Corporation completed its affiliation with FNB Florida, a community bank headquartered in Largo, Florida with assets of $80.9 million. Under the terms of the merger agreement, each outstanding share of FNB Florida's common stock was converted into 1.8 shares of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 630,000 shares of the Corporation's common stock were issued. The merger has been accounted for as a pooling-of-interests, except that financial statements were not restated due to immateriality. FNB Florida's results of operations since October 17, 1997 are included in the Corporation's consolidated assets.

  On June 30, 1997, the Corporation completed the sale of its subsidiary, Bucktail Bank and Trust Company (Bucktail), to Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. Under the sales agreement, Sun issued 565,384 shares of Sun's common stock, having an estimated value of $17.6 million, in exchange for 100% ownership of Bucktail. At consummation, Bucktail had assets of $124.6 million and liabilities of $115.3 million. The sale resulted in the Corporation recognizing a $5.2 million after-tax extraordinary gain. The Corporation has reflected its original ownership interest as well as subsequent purchases of Sun common stock as an equity investment included in other assets. At December 31, 1997, the Corporation's investment in Sun is accounted for using the equity method and had a market value totaling $33.3 million and a carrying value totaling $20.2 million. The Corporation recognized equity earnings from Sun totaling $621,000 for the year ended December 31, 1997.

  On April 18, 1997, the Corporation completed its affiliation with West Coast Bancorp, Inc. (West Coast), a bank holding company headquartered in Cape Coral, Florida, with assets totaling approximately $181.0 million. Under the terms of the merger agreement, each outstanding share of West Coast's common stock was converted into .794 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 1,197,128 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger
(in thousands):

QUARTER ENDED MARCH 31, 1997                   F.N.B.     WCBI
                                             --------    ------
Net interest income.....................      $25,800    $1,779
Net income..............................        6,653       135

  On January 21, 1997, the Corporation completed its affiliation with Southwest Banks, Inc. (Southwest), a bank holding company headquartered in Naples, Florida, with assets totaling $528.8 million. Under the terms of the merger agreement, each outstanding share of Southwest's common stock was converted into
 .819 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 2,851,907 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

YEAR ENDED DECEMBER 31, 1996                  F.N.B.    SOUTHWEST
                                             --------   ---------
Net interest income......................     $80,744     $17,953
Net income...............................      18,433         805

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows (in thousands):

  Securities available for sale:

                                                        GROSS       GROSS
                                         AMORTIZED   UNREALIZED   UNREALIZED      FAIR
December 31, 1997                           COST        GAINS       LOSSES        VALUE
                                         ---------   ----------   ----------    ---------
U.S. Treasury and other U.S. Government
  agencies and corporations...........   $ 288,543    $     880    $    (249)   $ 289,174
Mortgage-backed securities of
 U.S. Government agencies.............     117,723          485         (146)     118,062
Other debt securities.................       5,031          107                     5,138
                                         ---------    ---------    ---------    ---------
    TOTAL DEBT SECURITIES.............     411,297        1,472         (395)     412,374
Equity securities.....................      17,753        7,002          (14)      24,741
                                         ---------    ---------    ---------    ---------
                                         $ 429,050    $   8,474    $    (409)   $ 437,115
                                         =========    =========    =========    =========

                                                        GROSS        GROSS
                                         AMORTIZED   UNREALIZED    UNREALIZED     FAIR
December 31, 1996                          COST         GAINS        LOSSES       VALUE
                                         ---------    ---------    ---------    ---------
U.S. Treasury and other U.S. Government
  agencies and corporations...........   $ 262,719    $     409    $    (806)   $ 262,322
Mortgage-backed securities of
 U.S. Government agencies.............      44,334          632         (176)      44,790
Other debt securities.................       2,000                       (16)       1,984
                                         ---------    ---------    ---------    ---------
    TOTAL DEBT SECURITIES.............     309,053        1,041         (998)     309,096
Equity securities.....................      14,634        3,942          (14)      18,562
                                         ---------    ---------    ---------    ---------
                                         $ 323,687    $   4,983    $  (1,012)   $ 327,658
                                         =========    =========    =========    =========

                                                        GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED     FAIR
December 31, 1995                          COST         GAINS        LOSSES       VALUE
                                         ---------    ----------   ---------    ---------
U.S. Treasury and other U.S. Government
  agencies and corporations............  $ 243,161     $   1,754   $    (137)   $ 244,778
Mortgage-backed securities of
 U.S. Government agencies..............     26,679           184        (130)      26,733
Other debt securities..................      2,000                        (5)       1,995
                                         ---------     ---------   ---------    ---------
    TOTAL DEBT SECURITIES..............    271,840         1,938        (272)     273,506
Equity securities......................     13,504         3,304                   16,808
                                         ---------     ---------   ---------    ---------
                                         $ 285,344     $   5,242   $    (272)   $ 290,314
                                         =========     =========   =========    =========


  Securities held to maturity:

                                                       GROSS         GROSS
                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
December 31, 1997                         COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
U.S. Treasury and other U.S. Government
 agencies and corporations............  $  16,312     $      63     $     (17)   $  16,358
States of the U.S. and political
  subdivisions........................     50,238           362           (40)      50,560
Mortgage-backed securities of
 U.S. Government agencies.............     56,356            81          (219)      56,218
Other debt securities.................         32                          (4)          28
                                        ---------    ----------    ----------    ---------
                                        $ 122,938     $     506     $    (280)   $ 123,164
                                        =========    ==========    ==========    =========

                                                       GROSS         GROSS
                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
December 31, 1996                         COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
U.S. Treasury and other U.S. Government
 agencies and corporations............  $  15,388    $      57     $     (22)     $15,423
States of the U.S. and political
  subdivisions........................     55,569          147          (438)      55,278
Mortgage-backed securities of
 U.S. Government agencies.............    103,551           98          (712)     102,937
Other debt securities.................         43                         (4)          39
                                        ---------    ---------     ---------    ---------
                                        $ 174,551    $     302     $  (1,176)   $ 173,677
                                        =========    =========     =========    =========

                                                       GROSS         GROSS
                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
December 31, 1995                         COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
U.S. Treasury and other U.S. Government
  agencies and corporations...........  $  22,367     $     170     $     (37)   $  22,500
States of the U.S. and political
  subdivisions........................     47,505           197          (288)      47,414
Mortgage-backed securities of
 U.S. Government agencies.............    104,555           447          (421)     104,581
Other debt securities.................         56                          (5)          51
                                        ---------     ---------     ---------    ---------
                                        $ 174,483     $     814     $    (751)   $ 174,546
                                        =========     =========     =========    =========


  In December of 1995, the Corporation transferred $97.5 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No. 115. At the time of transfer, the market value of the securities totaled $97.8 million, and the unrealized gain, net of taxes, of $118,000 was recorded as an increase to stockholders' equity.

  At December 31, 1997 and 1996, respectively, securities with a carrying value of $148.5 million and $136.5 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $136.5 million and $68.8 million at December 31, 1997 and 1996, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1997, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1997, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                             HELD TO MATURITY        AVAILABLE FOR SALE
                                           ---------------------    ---------------------
                                            AMORTIZED     FAIR       AMORTIZED     FAIR
December 31, 1997                               COST      VALUE        COST        VALUE
                                            ---------   ---------    ---------   ---------
Due in one year or less..............       $  13,619   $  13,621    $  78,459   $  78,496
Due from one to five years...........          44,434      44,584      185,042     185,576
Due from five to ten years...........           7,896       8,093       27,152      27,251
Due after ten years..................             633         648        2,921       2,990
                                            ---------   ---------    ---------   ---------
                                               66,582      66,946      293,574     294,313
Mortgage-backed securities of
 U.S. Government Agencies............          56,356      56,218      117,711     118,038
Equity Securities....................                                   17,765      24,764
                                            ---------   ---------    ---------   ---------
                                            $ 122,938   $ 123,164    $ 429,050   $ 437,115
                                            =========   =========    =========   =========


  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $38.2 million, $42.2 million and $7.6 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                                 1997       1996        1995
                                                ------     ------      ------
Gross gains.............................        $1,364     $  880      $  530
Gross losses............................           112         93          37
                                                ------     ------      ------
                                                $1,252     $  787      $  493
                                                ======     ======      ======

LOANS

  Following is a summary of loans (in thousands):

December 31                                                1997          1996
                                                       ----------    ----------
Real estate:
 Residential.............................              $  867,611    $  716,672
 Commercial..............................                 476,295       441,767
 Construction............................                  64,511        44,296
Installment loans to individuals.........                 282,678       397,600
Commercial, financial and agricultural...                 238,403       196,549
Lease financing..........................                  59,852        21,538
Unearned income..........................                 (20,425)      (23,846)
                                                       ----------    ----------
                                                       $1,968,925    $1,794,576
                                                       ==========    ==========

  The loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1997. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year
(in thousands):

             Total loans at December 31, 1996         $  30,940
             New loans.......................            40,232
             Repayments......................           (41,255)
             Other...........................             2,641
                                                      ---------
             Total loans at December 31, 1997         $  32,558
                                                      =========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                       1997        1996
                                                --------    --------
Non-accrual loans.....................          $  8,103    $  9,644
Restructured loans....................             1,314       2,146
                                                --------    --------
  TOTAL NON-PERFORMING LOANS                       9,417      11,790
Other real estate owned...............             4,027       7,070
                                                --------    --------
  TOTAL NON-PERFORMING ASSETS                   $ 13,444    $ 18,860
                                                ========    ========

  For the years ended December 31, 1997, 1996 and 1995, income recognized on non-accrual and restructured loans was $467,000, $763,000 and $685,000, respectively. Income that would have been recognized during 1997, 1996 and 1995 on such loans if they were in accordance with their original terms was $1.0 million, $1.4 million and $1.3 million, respectively. Loans past due 90 days or more were $3.2 million, $3.0 million and $3.9 million at December 31, 1997, 1996 and 1995, respectively.

  Following is a summary of information pertaining to loans considered to be impaired under FAS 114 (in thousands):

At of For the Year Ended December 31                       1997       1996
                                                         -------    -------
Impaired loans with an allocated allowance.....          $   889    $ 4,735
Impaired loans without an allocated allowance..                       5,298
                                                         -------    -------
   Total impaired loans........................          $   889    $10,033
                                                         =======    =======
Allocated allowance on impaired loans..........              436      1,475
                                                         =======    =======
Portion of impaired loans on non-accrual.......              860      4,818
                                                         =======    =======
Average impaired loans.........................            5,341     12,909
                                                         =======    =======
Income recognized on impaired loans............               71        752
                                                         =======    =======

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                            1997       1996       1995
                                                --------   --------   --------
Balance at beginning of year.............       $ 28,649   $ 24,967   $ 23,018

Reduction due to the sale of a subsidiary
 and loans...............................         (3,828)
Addition due to acquisitions.............          1,167

Charge-offs..............................         (9,860)    (7,811)    (7,237)
Recoveries...............................          1,252      1,617      1,951
                                                --------   --------   --------
    NET CHARGE-OFFS......................         (8,608)    (6,194)    (5,286)
Provision for loan losses................         10,916      9,876      7,235
                                                --------   --------   --------
Balance at end of year...................       $ 28,296   $ 28,649   $ 24,967
                                                ========   ========   ========

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                        1997      1996
                                                --------   --------
Land..................................          $ 12,235   $  9,976
Premises..............................            57,635     44,372
Equipment.............................            38,314     32,593
                                                --------   --------
                                                 108,184     86,941
Accumulated depreciation..............           (42,366)   (37,645)
                                                --------   --------
                                                $ 65,818   $ 49,296
                                                ========   ========

  Depreciation expense was $5.9 million for 1997, $5.5 million for 1996 and $4.7 million for 1995.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $3.5 million for 1997, $2.6 million for 1996 and $2.7 million for 1995. Total minimum rental commitments under such leases were $26.2 million at December 31, 1997. Following is a summary of future minimum lease payments for years following December 31, 1997 (in thousands):

            1998 . . . . . . . . . . . . . . .  $1,922
            1999 . . . . . . . . . . . . . . .   1,349
            2000 . . . . . . . . . . . . . . .     996
            2001 . . . . . . . . . . . . . . .     906
            2002 . . . . . . . . . . . . . . .     824
            Later years. . . . . . . . . . . .  20,177

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                                       1997         1996
                                              ----------    ----------
Non-interest bearing...................       $  272,974    $  244,844
Savings and NOW........................          987,607       891,084
Certificates of deposit and
  other time deposits..................        1,023,383       949,924
                                              ----------    ----------
                                              $2,283,964    $2,085,852
                                              ==========    ==========

  Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 1997 (in thousands):

            1998 . . . . . . . . . . . . . . .  $676,693
            1999 . . . . . . . . . . . . . . .   223,275
            2000 . . . . . . . . . . . . . . .    75,339
            2001 . . . . . . . . . . . . . . .    29,139
            2002 . . . . . . . . . . . . . . .    18,621
            Later years. . . . . . . . . . . .       316

  Time deposits of $100,000 or more were $202.8 million and $180.2 million at December 31, 1997 and 1996, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1997 (in thousands):

                                      CERTIFICATES   OTHER TIME
December 31, 1997                      OF DEPOSIT     DEPOSITS      TOTAL
                                      ------------   ----------   ---------

Three months or less.............       $ 65,222       $ 4,410     $ 69,632
Three to six months..............         31,745         3,167       34,912
Six to twelve months.............         36,848         3,489       40,337
Over twelve months...............         40,153        17,791       57,944
                                        --------       -------     --------
                                        $173,968       $28,857     $202,825
                                        ========       =======     ========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                          1997          1996
                                                  --------       --------
Securities sold under repurchase agreements...    $ 55,702       $ 38,367
Federal funds purchased.......................      16,862         21,052
Other short-term borrowings...................       4,257          1,506
Subordinated notes............................      46,931         55,201
                                                  --------       --------
                                                  $123,752       $116,126
                                                  ========       ========

  Credit facilities amounting to $35.0 million at December 31, 1997 were maintained with various banks with rates which are at or below prime rate.
The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $32.0 million at December 31, 1997.

  In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. These lines totaled $120.8 million, of which no amounts were used as of December 31, 1997.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                               1997       1996
                                                        --------   --------
Real estate mortgages payable...................                   $    147
Federal Home Loan Bank advances.................        $ 28,386     24,042
Subordinated notes..............................          43,860     33,990
                                                        --------   --------
                                                        $ 72,246   $ 58,179
                                                        ========   ========

  The Federal Home Loan Bank advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts annually from 1998 through 2002. Interest rates paid on these advances range from 5.66% to 6.32% in 1997 and 5.10% to 5.38% in 1996.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007. At December 31, 1997, $33.8 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The issuer may require the holder to give
30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.58% at December 31, 1997 and 7.69% at December 31, 1996.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1997 are as follows (in thousands):

                    1998.....................     $22,239
                    1999.....................      19,487
                    2000.....................       2,727
                    2001.....................       6,159
                    2002.....................      17,185
                    Later years..............       4,449

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                      1997         1996
                                               --------     --------
Commitments to extend credit . . . . . . . .   $353,488     $290,824
Standby letters of credit. . . . . . . . . .     19,755       16,014

  At December 31, 1997, funding of approximately 80% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985 for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 5.4 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1997, 2,270 shares of Series A Preferred were converted to 1,903 shares of common stock. At December 31, 1997, 15,182 shares of common stock were reserved by the Corporation for the conversion of the remaining 21,318 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.64 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1997, 62,761 shares of Series B Preferred were converted to 131,197 shares of common stock. At December 31, 1997, 571,641 shares of common stock were reserved by the Corporation for the conversion of the remaining 266,182 outstanding shares.

STOCK INCENTIVE PLANS

  The Corporation has available up to 913,962 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1997, 3,630 shares out of a total of 52,133 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1997 was $22.63.

  The Corporation has available up to 2,070,908 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands, except per share data):

Year Ended December 31                          1997        1996       1995
                                              -------     -------    --------
Pro forma net income before
  extraordinary items. . .. . . . . . . .     $24,282     $20,824    $22,054
Extraordinary items, net of tax . . . . .       8,809
                                              -------     -------    -------
Pro forma net income . . . . .  . . . . .     $33,091     $20,824    $22,054
                                              =======     =======    =======
Pro forma earnings per share:
  Basic:
    Before extraordinary items . . . .  .       $1.65       $1.37      $1.46
    Extraordinary items, net of tax. .  .         .60
                                                -----       -----      -----
    Net income . . . . . . . . . . . .  .       $2.25       $1.37      $1.46
                                                =====       =====      =====
  Diluted:
    Before extraordinary items  . . . . .       $1.57       $1.33      $1.42
    Extraordinary items, net of tax . . .         .56
                                                -----       -----     -----
    Net income. . . . . . . . . . . . . .       $2.12       $1.33     $1.42
                                                =====       =====     =====

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
The following input assumptions were utilized:

                                               1997         1996        1995
                                           ----------   ----------  ----------
Risk-free interest rate. . . .  . . . . . .    6.53%        5.63%       7.65%
Dividend yield . . . . . . . .  . . . . . .    1.66%        3.00%       3.00%
Volatility factor of the expected market
  price of the Corporation's common stoc. .     .22%         .19%        .19%
Weighted average expected life of the
  options (years). . . . . . . . . . .. . .    5.00         5.00        5.00

  Activity in the Option Plan during the past three years was as follows:

                                               WEIGHTED
                                                AVERAGE
                                               PRICE PER
                                       1997      SHARE       1996       1995
                                    ---------    ------    -------     -------
Outstanding, beginning of year. .     975,459    $12.22    806,127     700,074
  Granted during the year . . . .     147,971     23.24    188,247     136,826
  Exercised during the year . . .     (61,179)     8.99    (12,315)    (15,240)
  Forfeited during the year . . .     (48,658)    16.73     (6,600)    (15,533)
                                    ---------              -------     -------
Ending balance. . . . . . . . . .   1,013,593     13.16    975,459     806,127
                                    =========              =======     =======

  At December 31, 1997, options for 513,229 of common stock were exercisable at prices ranging from $6.00 to $22.62 per share. The weighted average remaining contractual life of outstanding options was 6 years at December 31, 1997.

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.55 or $10.91 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 145,577 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries have defined benefit retirement plans covering substantially all of their employees. The expense associated with these plans was $1.6 million in 1997, $1.6 million in 1996 and $1.3 million in 1995.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

  Following is the estimated funded status (in thousands):


December 31                                1997                           1996
                               ----------------------------  ----------------------------
                                PLANS WHOSE    PLANS WHOSE    PLANS WHOSE    PLANS WHOSE
                               ASSETS EXCEED   ACCUMULATED   ASSETS EXCEED   ACCUMULATED
                                ACCUMULATED      BENEFITS     ACCUMULATED      BENEFITS
                                  BENEFITS    EXCEED ASSETS     BENEFITS    EXCEED ASSETS
                               ----------------------------  ----------------------------
Actuarial present value of:
  Vested benefit obligation...... $ 16,232      $  2,910        $ 13,841       $ 2,770
                                  ========      ========        ========       =======
  Accumulated benefit obligation. $ 16,672      $  4,112        $ 14,150       $ 3,635
                                  ========      ========        ========       =======

  Projected benefit obligation
  for services rendered to date.. $(20,625)     $ (4,776)       $(17,472)      $(4,160)
Plan assets at fair value,
  primarily U.S. Government
  securities and common stocks...   25,229                        20,238
                                  --------      --------        --------       -------
Plan assets in excess of or
 (less than) projected
  benefit obligation.............    4,604        (4,776)          2,766        (4,160)
Unrecognized net (gain) loss.....   (3,274)          (50)         (1,832)          (63)
Unrecognized net obligation......       47                            52
Unrecognized prior service cost..      129         1,642             146          1,911
                                  --------      --------        --------        -------
Prepaid (accrued) pension costs.. $  1,506      $ (3,184)       $  1,132        $(2,312)
                                  ========      ========        ========        =======


  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                         1997       1996       1995
                                              -------    -------    -------
Service costs - benefits earned
  during the period.....................      $ 1,196    $ 1,244    $  854
Interest cost on projected benefit
  obligation............................        1,726      1,525     1,375
Actual return on plan assets............       (4,614)    (2,026)   (3,014)
Net amortization........................        3,304        894     2,115
                                              -------    -------    ------
Net pension expense.....................      $ 1,612    $ 1,637    $1,330
                                              =======    =======    ======

Assumptions as of December 31                  1997       1996      1995
                                              -------    -------   -------
Weighted average discount rate...............   7.0%       7.5%      7.0%
Rates of increase in compensation levels.....   4.0%       4.0%      4.0%
Expected long-term rate of return on assets..   8.0%       8.0%      8.0%

  At December 31, 1997 and 1996, respectively, plan assets include $1.6 million and $965,000 the Corporation's common stock. At December 31, 1996, plan assets also include $193,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $466,000 in 1997, $448,000 in 1996 and $422,000 in 1995.

  The remaining subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $468,000 in 1997, $384,000 in 1996 and $298,000 in 1995 related to the Salary Savings ESOP Plan.

POSTRETIREMENT PLANS

  In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                                    1997        1996
                                                        --------    --------
Accumulated postretirement benefit obligation:
  Current retirees.................................      $    77    $    79
  Fully eligible actives...........................           28         49
  Other actives....................................          674        688
                                                         -------    -------
Total Accumulated Postretirement
  Benefit Obligation...............................          779        816
Unrecognized net transition obligation.............         (563)      (612)
Unrecognized net gain..............................          311        233
Unrecognized prior service cost....................           (7)        (7)
                                                         -------    -------
Accrued postretirement benefit liability                 $   520    $   430
                                                         =======    =======

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                         1997      1996      1995
                                             --------  --------  --------

Service cost.............................     $    60  $    66   $    60
Interest cost............................          56       54        68
Amortization of transition obligation....          25       30        38
                                              -------  -------   -------
Net periodic postretirement benefit cost      $   141  $   150   $   166
                                              =======  =======   =======

  A 6.0% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1998, gradually decreasing to 5.25% by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $73,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1997 by $14,000. A discount rate of 7.0% was used to determine the accumulated postretirement benefit obligation.

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held be chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $2.8 million, or $.19 per share. The legislation also included provisions that resulted in a reduction in annual deposit insurance costs.

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                       1997      1996      1995
                                           --------  --------  --------
Current income taxes:
  Federal taxes....................         $12,728   $11,946   $11,058
  State taxes......................             232       388       489
                                            -------   -------   -------
                                             12,960    12,334    11,547
Deferred income taxes:
  Federal taxes....................          (1,370)   (1,785)     (677)
                                            -------   -------   -------
                                            $11,590   $10,549   $10,870
                                            =======   =======   =======

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                   1997       1996
                                            --------   --------
Deferred tax assets:
  Allowance for loan losses..........       $ 9,847     $ 8,842
  Deferred compensation..............         1,522         936
  Deferred benefits..................           913         634
  Loan fees..........................           716         247
  Other..............................           467       1,112
                                            -------     -------
    TOTAL GROSS DEFERRED TAX ASSETS          13,465      11,771
                                            -------     -------
Deferred tax liabilities:
  Depreciation.......................          (123)       (785)
  Unrealized gains on securities
    available for sale...............        (2,829)     (2,118)
  Leasing............................        (4,997)     (1,915)
  Other..............................        (1,265)       (719)
                                            -------     -------
    TOTAL GROSS DEFERRED TAX LIABILITIES     (9,214)     (5,537)
                                            -------     -------
    NET DEFERRED TAX ASSETS.........        $ 4,251     $ 6,234
                                            =======     =======

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                       1997      1996      1995
                                           --------  --------  --------
Federal statutory tax..................       35.0%     35.0%     35.0%
Effect of nontaxable interest and
  dividend income......................       (3.7)     (4.2)     (4.1)
State taxes............................         .4        .6        .9
Goodwill...............................         .3        .3        .4
Merger related costs...................         .6       2.3
Other items............................       (1.1)      (.6)       .7
                                            ------    ------    ------
Actual effective taxes.................       31.5%     33.4%     32.9%
                                            ======    ======    ======

EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):


Year Ended December 31                                  1997         1996         1995
                                                     ---------    ---------     --------
BASIC
Income before extraordinary items...........           $25,193      $20,997      $22,122
Less:  Preferred stock dividends declared...              (588)        (766)        (849)
Income before extraordinary items
  applicable to common stock................            24,605       20,231       21,273
Extraordinary items, net of tax.............             8,809
                                                       -------      -------      -------
Net income applicable to common stock.......           $33,414      $20,231      $21,273
                                                       =======      =======      =======

Average common shares outstanding                   14,697,715   14,630,386   14,509,993
                                                    ==========   ==========   ==========

Income before extraordinary items...........             $1.67        $1.38        $1.47
Extraordinary items, net of tax.............               .60
                                                         -----        -----        -----
Earnings per share.........................              $2.27        $1.38        $1.47
                                                         =====        =====        =====

DILUTED
Income before extraordinary items . . . . . .          $25,193      $20,997      $22,122
Extraordinary items, net of tax . . . . . . .            8,809
                                                       -------      -------      -------
Net income applicable to common stock . . . .          $34,002      $20,997      $22,122
                                                       =======      =======      =======

Average common shares outstanding . . . . . .       14,697,715   14,630,386   14,509,993
Convertible preferred stock . . . . . . . . .          631,129      902,114    1,004,432
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price. . . . . . .          486,767      155,821       89,282
                                                    ----------   ----------   ----------
                                                    15,815,611   15,688,321   15,603,707
                                                    ==========   ==========   ==========

Income before extraordinary items . . . . . .            $1.59        $1.34        $1.42
Extraordinary items, net of tax . . . . . . .              .56
                                                         -----        -----        -----
Earnings per share  . . . . . . . . . . . . .            $2.15        $1.34        $1.42
                                                         =====        =====        =====


CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                              1997      1996      1995
                                                  --------  --------  --------
Cash paid during year for:
  Interest...............................          $85,377   $79,435   $75,144
  Income taxes...........................           10,098    10,135    11,393

Non-cash Investing and
  Financing Activities:
    Acquisition of real estate in
      settlement of loans.....................      $3,063    $6,460   $ 3,304
    Loans granted in the sale of other
      real estate.............................       1,332       319       321
    Transfers and reclassifications
      of investment securities to
      securities available for sale...........                          97,483

REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of September 30, 1997, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  Following are the capital ratios as of December 31, 1997 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania and First National Bank of Naples (dollars in thousands):

                                                                         TO BE WELL
                                                                         CAPITALIZED UNDER
                                                        FOR CAPITAL      PROMPT CORRECTIVE
                                          ACTUAL      ADEQUACY PURPOSES  ACTION PROVISIONS
                                    ----------------  -----------------  -----------------
                                     AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT   RATIO
                                    --------   -----  --------   -----   --------  -----
F.N.B. CORPORATION:
  Total Capital . . . . . . . .     $258,663   13.8%  $149,742    8.0%   $187,177  10.0%
    (to risk-weighted assets)
  Tier 1 Capital . . . . . . .       225,189   12.0     74,871    4.0     112,306   6.0
    (to risk-weighted assets)
  Tier 1 Capital . . . . . . .       225,189    8.5    106,291    4.0     132,864   5.0
    (to average assets)

FIRST NATIONAL BANK OF
  PENNSYLVANIA:
  Total Capital. . . . . . . .      $ 88,384   11.5%  $ 61,709    8.0%   $ 77,136  10.0%
    (to risk-weighted assets)
  Tier 1 Capital . . . . . . .        78,714   10.2     30,854    4.0      46,282   6.0
    (to risk-weighted assets)
  Tier 1 Capital . . . . . . .        78,714    7.1     44,089    4.0      55,111   5.0
    (to average assets)

FIRST NATIONAL BANK OF NAPLES:
  Total Capital. . . . . . . .      $ 46,770   11.7%  $ 31,886    8.0%   $ 39,858  10.0%
    (to risk-weighted assets)
  Tier 1 Capital . . . . . . .        42,208   10.6     15,943    4.0      23,915   6.0
    (to risk-weighted assets)
  Tier 1 Capital . . . . . . .        42,208    8.3     20,372    4.0      25,465   5.0
    (to average assets)


  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $11.6 million at December 31, 1997 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1997, the subsidiaries had $35.2 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $39.6 million at December 31, 1997.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the supplemental consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):
December 31                                         1997        1996
                                                 ----------  ----------
ASSETS
Cash.......................................       $      6    $     19
Short-term investments.....................          2,095       4,457
Advances to subsidiaries...................         12,122      81,099
Other assets...............................          5,414       5,162
Securities available for sale..............          7,191
Investment in bank subsidiaries............        209,264     187,957
Investment in non-bank subsidiaries........        110,940      14,715
                                                  --------    --------
                                                  $339,841    $300,600
                                                  ========    ========
LIABILITIES
Other liabilities..........................       $  6,555    $  4,215
Short-term borrowings......................         49,931      55,201
Long-term debt.............................         43,860      33,990
                                                  --------    --------
  TOTAL LIABILITIES........................        100,346      93,406
STOCKHOLDERS' EQUITY.......................        239,495     207,194
                                                  --------    --------
  TOTAL....................................       $339,841    $300,600
                                                  ========    ========

  Subordinated notes, included within short-term borrowings and long-term debt are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1997, $80.7 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The Corporation has the right to require the holder to give 30 days prior written notice. The weighted average interest rate was 6.33% at December 31, 1997 and 6.25% at December 31, 1996. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007.

  Following is a summary of the combined aggregate scheduled annual maturities of subordinated notes for each year following December 31, 1997 (in thousands):

                     1998.....................  $56,100
                     1999.....................   14,171
                     2000.....................    2,727
                     2001.....................    1,159
                     2002.....................   12,185
                     Later years..............    4,449


INCOME STATEMENT (IN THOUSANDS)
Year Ended December 31                           1997      1996      1995
                                               --------  --------  --------
INCOME
Dividend income from subsidiaries:
  Bank................................         $31,373   $11,778   $ 8,942
  Non-bank ...........................           4,660     2,501     3,706
                                               -------   -------   -------
                                                36,033    14,279    12,648
Gain on sale of securities.............          1,296       850       512
Interest income........................          5,423     5,394     4,924
Income from equity investment..........            621
Other income...........................             95       254       206
                                               -------   -------   -------
  TOTAL INCOME........................          43,468    20,777    18,290
                                               =======   =======   =======

EXPENSES
Interest expense........................         6,280     5,920     5,972
Service fees............................           970       617       609
Other expenses..........................         3,248     2,076     1,297
                                                ------    ------    ------
  TOTAL EXPENSES........................        10,498     8,613     7,878
                                                ------    ------    ------

INCOME BEFORE TAXES AND
  EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARIES.......................        32,970    12,164    10,412
Income tax benefit......................         1,156       618       700
                                               -------   -------   -------
                                                34,126    12,782    11,112
                                               -------   -------   -------
Equity in undistributed income
  of subsidiaries:
    Bank..............................          (3,233)    7,182    10,011
    Non-bank..........................          (2,118)    1,033       999
                                               -------   -------   -------
                                                (5,351)    8,215    11,010
                                               -------   -------   -------

INCOME BEFORE EXTRAORDINARY ITEM........        28,775    20,997    22,122
Gain on sale of subsidiary, net of tax..         5,227
                                               -------   -------   -------
NET INCOME..............................       $34,002   $20,997   $22,122
                                               =======   =======   =======

STATEMENT OF CASH FLOWS (IN THOUSANDS)
Year Ended December 31                          1997      1996      1995
                                              --------  --------  --------
OPERATING ACTIVITIES
Net income..................................  $ 34,002  $ 20,997  $ 22,122
Adjustments to reconcile net
income to net cash provided by
operating activities:
    Gain on sale of securities..............    (1,296)     (850)     (512)
    Undistributed earnings of subsidiaries..     5,351    (8,215)  (11,010)
    Extraordinary gain on sale of
     subsidiaries...........................    (5,227)
    Other, net  ............................     (383)   (2,030)     (882)
                                              --------  --------  --------
      Net cash flows from operating
       activities...........................    32,447     9,902     9,718

INVESTING ACTIVITIES
Purchase of securities......................    (1,704)     (235)     (383)
Proceeds from sale of securities............     1,828     1,244       922
Advances from (to) subsidiaries.............    (2,735)   (4,250)   (6,107)
Cash paid upon acquisition of subsidiaries..   (13,586)
Investment in subsidiaries..................   (11,700)      356       737
                                              --------   -------   -------
    Net cash flows from investing
     activities.............................   (27,897)   (2,885)   (4,831)

FINANCING ACTIVITIES
Net increase in due to non-bank subsidiary..     2,950
Net decrease in short-term borrowings.......    (5,270)    4,839    (1,723)
Decrease in long-term debt..................    (6,680)  (12,303)   (5,334)
Increase in long-term debt..................    16,550     8,899     6,274
Net acquisition of treasury stock...........    (2,535)   (1,560)      242
Cash dividends paid.........................    (9,578)   (6,889)   (4,343)
                                              --------  --------  --------
    Net cash flows from financing activities    (4,563)   (7,014)   (4,884)
                                              --------  --------  --------
NET INCREASE IN CASH........................       (13)        3         3
Cash at beginning of year...................        19        16        13
                                              --------  --------  --------
CASH AT END OF YEAR ........................  $      6  $     19  $     16
                                              ========  ========  ========

CASH PAID
Interest....................................  $  6,181  $  6,251  $  5,009

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each financial instrument:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                           1997                  1996
                                   -------------------  ----------------------
                                   CARRYING    FAIR      CARRYING     FAIR
                                    AMOUNT     VALUE      AMOUNT      VALUE
                                   --------  ---------  ----------  ----------
FINANCIAL ASSETS
Cash and short-term investments. $  113,679 $  113,679  $  124,386  $  124,386
Securities available for sale...    437,115    437,115     327,259     327,259
Securities held to maturity.....    122,938    123,164     174,551     173,677
Net loans, including loans held
  for sale......................  1,946,792  1,957,420   1,776,015   1,802,194

FINANCIAL LIABILITIES
Deposits........................ $2,283,964 $2,289,026  $2,085,852  $2,092,333
Short-term borrowings...........    123,752    123,752     112,230     112,230
Long-term debt..................     72,246     73,837      58,179      58,901

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The mergers between F.N.B. Corporation and Southwest Banks, Inc., West Coast Bancorp, Inc. and West Coast Bank were completed on January 21, 1997, April 18, 1997 and January 20, 1998, respectively, and accounted for as poolings-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.


YEAR ENDED DECEMBER 31         1997         1996         1995         1994        1993
                           ----------   ----------   ----------   ----------   ----------
Total interest income...   $  202,543   $  189,803   $  178,614   $  153,983   $  147,959
Total interest expense..       87,500       80,046       77,127       61,444       64,325
Net interest income.....      115,043      109,757      101,487       92,539       83,634
Provision for loan losses      10,916        9,876        7,235        9,241        9,986
Total non-interest income      23,854       21,026       19,884       17,774       19,252
Total non-interest expenses    91,198       89,361       81,144       76,887       72,823
Net income before
 extraordinary items.......    25,193       20,997       22,122       16,095       12,905
Extraordinary items, net of
 tax.......................     8,809
Net income.................    34,002       20,997       22,122       16,095       12,905
Recurring net income *.....    29,758       24,864       22,122       16,095       12,905


AT YEAR-END
Total assets.............. $2,756,880   $2,502,580   $2,321,779   $2,153,380   $2,042,383
Net loans.................  1,940,629    1,765,927    1,582,815    1,486,701    1,250,036
Deposits..................  2,283,964    2,085,852    1,970,196    1,805,849    1,765,599
Long-term debt............     72,246       58,179       50,784       56,614       32,528
Preferred stock...........      2,875        3,525        4,516        4,563        4,582
Total stockholders' equity    239,495      207,193      194,848      172,418      146,989

PER COMMON SHARE
Earnings
  Basic..........              $ 2.27       $ 1.38       $ 1.47       $ 1.08        $ .94
  Diluted..................      2.15         1.34         1.42         1.06          .93
Recurring earnings *
  Basic....................      1.98         1.63         1.47         1.08          .94
  Diluted..................      1.88         1.58         1.42         1.06          .93
Cash dividends ............       .63          .60          .33          .24          .23
Book value.................     15.26        13.70        12.80        11.29        10.44

RATIOS
Return on average assets...      1.33%         .88%         .99%         .77%         .65%
Return on average assets,
 based on recurring net
 income *..................      1.16         1.04          .99          .77          .65
Return on average equity...     15.57        10.37        12.02         9.79         9.16
Return on average equity,
 based on recurring net
 income *..................     13.63        12.28        12.02         9.79         9.16
Dividend payout ratio......                  30.27        16.40        16.82        20.39
Average equity to
 average assets............      8.53         8.49         8.24         7.83         7.10

* Recurring net income excludes extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997 and a one-time assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.1 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.


F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL QUARTERLY EARNINGS SUMMARY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The mergers between F.N.B. Corporation and Southwest Banks, Inc., West Coast
Bancorp, Inc. and West Coast Bank were completed on January 21, 1997,
April 18, 1997 and January 20, 1998, respectively, and accounted for as poolings-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.



QUARTER ENDED 1997                    MAR. 31     JUNE 30      SEPT 30      DEC. 31
                                      -------     -------      -------      -------
Total interest income............     $49,553     $50,771      $49,905      $52,314
Total interest expense...........      21,030      21,631       21,670       23,169
Net interest income..............      28,523      29,140       28,235       29,145
Provision for loan losses........       2,273       3,575        2,459        2,609
Total non-interest income........       6,030       5,295        6,239        6,290
Total non-interest expenses......      21,835      26,374       20,035       22,954
Net income before
  extraordinary items............       7,050       3,127        8,264        6,752
Extraordinary items, net of tax..                   5,227                     3,582
Net income.......................       7,050       8,354        8,264       10,334
Recurring net income *...........       7,050       7,389        8,264        7,055

PER COMMON SHARE
Earnings
  Basic..........................        $.48        $.56         $.56         $.67
  Diluted........................         .45         .53          .53          .64
Recurring earnings *
  Basic..........................         .48         .49          .56          .45
  Diluted........................         .45         .47          .53          .43
Cash dividends ..................         .15         .16          .16          .16

QUARTER ENDED 1996                    MAR. 31     JUNE 30      SEPT 30      DEC. 31
                                      -------     -------      -------      -------
Total interest income...........      $46,709     $47,028      $47,323      $48,743
Total interest expense..........       19,954      19,563       19,900       20,629
Net interest income.............       26,755      27,465       27,423       28,114
Provision for loan losses.......        1,757       1,985        1,860        4,274
Total non-interest income.......        5,278       5,161        5,596        4,991
Total non-interest expenses.....       21,083      21,142       23,939       23,197
Net income......................        6,313       6,453        4,958        3,273
Recurring net income **.........        6,313       6,453        6,885        5,213

PER COMMON SHARE
Earnings
  Basic..........................        $.43        $.44         $.33         $.18
  Diluted........................         .41         .41          .32          .20
Recurring earnings **
  Basic .........................         .43         .44          .46          .30
  Diluted........................         .41         .41          .44          .32
Cash dividends ..................         .15         .15          .15          .15

 * Non-recurring items include merger related costs and other non-recurring costs of approximately $4.2 million recognized during the second quarter and merger related costs of approximately $357,000 recognized during the fourth quarter, each on an after-tax basis.

** Non-recurring items include a one-time third quarter assessment of $1.8 million legislated by Congress to recapitalize the Savings Association
   Insurance Fund and merger related costs of approximately $2.1 million recognized during the fourth quarter, each on an after-tax basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of West Coast Bank (West
Coast) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Supplemental Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and West
Coast was consummated on January 20, 1998, and has been accounted for on a pooling-of-interests basis. The Corporation issued 585,263 shares of common stock in exchange for all of the outstanding common stock of West Coast.
This financial review is presented as if the merger had been consummated for all periods presented.

RESULTS OF OPERATIONS

  Net income increased 61.9% to $34.0 million in 1997 from $21.0 million in 1996. Basic earnings per share was $2.27 and $1.38 for 1997 and 1996, while diluted earnings per share were $2.15 and $1.34, respectively, for those same periods. The results for 1997 include $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. The results for 1996 include a special one-time assessment to recapitalize the Savings Association Insurance
Fund (SAIF) of $1.8 million and merger related costs of $2.1 million, both net of tax. Excluding these items, net income would have been $29.8 million in 1997 versus $24.9 million in 1996 and basic and diluted earnings per share would have been $1.98 and $1.88 in 1997 and $1.63 and $1.58 in 1996, respectively. Net interest income increased by 4.8% as net average interest earning assets increased by $24.9 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.33% for 1997 compared to .88% for 1996, while the Corporation's return on average equity was 15.57% for 1997 compared to 10.37% for 1996. Excluding the extraordinary and non-recurring items, the Corporation had a return on average assets of 1.16% and 1.04% for 1997 and 1996, respectively, and a return on average equity of 13.63% and 12.28% for those same periods.

NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities
(dollars in thousands):



Year Ended December 31,                  1997                      1996                      1995
                             -------------------------- ---------------------------- -----------------------------
                               AVERAGE           YIELD/   AVERAGE           YIELD/   AVERAGE           YIELD/
                               BALANCE  INTEREST  RATE    BALANCE  INTEREST  RATE    BALANCE  INTEREST  RATE
                             ---------- -------- ------ ---------- -------- ------ ---------- -------- ------
ASSETS
Interest earning assets:
Interest bearing deposits
 with banks...............   $    2,355 $    140 5.94% $    5,379 $    294 5.47% $    4,971 $    313   6.30%
Federal funds sold........       65,334    3,465 5.30      47,214    2,472 5.24      44,260    2,572   5.81
Taxable investment
 securities (1)...........      408,648   25,384 6.21     393,662   23,363 5.93     404,604   22,993   5.68
Non-taxable investment
 securities...............       75,329    4,407 5.85      68,068    4,198 6.17      57,806    3,710   6.42
Loans (2)(3)..............    1,846,181  171,150 9.27   1,709,595  161,618 9.45   1,573,892  151,271   9.61
                             ---------- --------       ---------- --------       ---------- --------
 Total interest
 earning assets...........    2,397,847  204,546 8.53   2,223,918  191,945 8.63   2,085,533  180,859   8.67
                              ---------  -------        ---------  -------        ---------  -------
Cash and due from banks...       76,874                    83,733                    78,290
Allowance for loan losses.      (29,203)                  (26,022)                  (24,202)
Premises and equipment....       54,968                    45,932                    41,851
Other assets..............       58,602                    57,722                    52,046
                             ----------                ----------                ----------
                             $2,559,088                $2,385,283                $2,233,518
                             ==========                ==========                ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand.   $  338,617    8,561 2.53  $  332,787    6,295 1.89  $  288,273    6,905   2.40
  Savings.................      551,887   14,688 2.66     508,433   14,556 2.86     495,634   13,046   2.63
  Other time..............      987,838   54,230 5.49     931,811   50,896 5.46     875,623   48,461   5.53
Short-term borrowings.....      131,975    6,275 4.75      89,458    3,915 4.38      95,941    5,457   5.69
Long-term debt............       51,145    3,746 7.32      49,977    4,384 8.77      39,856    3,258   8.17
                             ---------- --------       ----------  -------       ---------- --------
Total interest
 bearing liabilities......    2,061,462   87,500 4.24   1,912,466   80,046 4.19   1,795,327   77,127   4.30
                                        --------                  --------                  --------
Non-interest bearing
 demand deposits..........      244,664                   229,164                   221,530
Other liabilities.........       34,567                    41,218                    32,580
                              ---------                ----------                ----------
                              2,340,693                 2,182,848                 2,049,437

STOCKHOLDERS' EQUITY......      218,395                   202,435                   184,081
                             ----------                ----------                ----------
                             $2,559,088                $2,385,283                $2,233,518
                             ==========                ==========                ==========
Excess of interest earning
 assets over interest
 bearing liabilities......   $  336,298                $  311,452                $  290,206
                             ==========                ==========                ==========

Net interest income.......              $117,046                  $111,899                  $103,732
                                        ========                  ========                  ========
Net interest spread.......                       4.29%                     4.44%                       4.37%
                                                 ====                      ====                        ====
Net interest margin (4)...                       4.88%                     5.03%                       4.97%
                                                 ====                      ====                        ====


(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

   Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $117.0 million in 1997 versus $111.9 million in 1996. Net interest income consisted of interest income of $204.5 million and interest expense of $87.5 million in 1997, compared to $191.9 million and $80.0 million for each, respectively, in 1996. Net interest income as a percentage of average earning assets (commonly referred to as the margin) fell to 4.88% in 1997 compared to 5.03% in 1996.

  Interest income on loans increased 5.9% from $161.6 million in 1996 to $171.2 million in 1997. This increase is the result loan growth. Average loans increased 8.0% from 1996.

  Interest expense on deposits increased to $77.5 million in 1997. This increase was attributable to increases in savings and other time deposits.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income.
Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):


Year Ended December 31,                   1997                            1996
                              ----------------------------   ----------------------------
                              VOLUME     RATE        NET     VOLUME      RATE       NET
                              -------   -------    -------   -------   --------   -------
INTEREST INCOME
Interest bearing deposits
  with banks..............    $  (182)  $    28    $  (154)  $    33   $    (52) $   (19)
Federal funds sold........        964        29        993       213       (313)     (100)
Securities................      1,309       921      2,230        33        825       858
Loans.....................     12,516    (2,984)     9,532    12,823     (2,476)   10,347
                              -------   -------    -------   -------    -------   -------
                               14,607    (2,006)    12,601    13,102     (2,016)   11,086
                              -------   -------    -------   -------    -------   -------
INTEREST EXPENSE
Deposits:
  Interest bearing .......        111     2,155      2,266     1,622     (2,232)     (610)
  Savings.................        726      (594)       132       344      1,166     1,510
  Other time..............      3,055       279      3,334     3,033       (598)    2,435
Short-term borrowings.....      2,004       356      2,360      (350)    (1,192)   (1,542)
Long-term debt............        105      (743)      (638)      873        253     1,126
                                6,001     1,453      7,454     5,522     (2,603)    2,919
                              -------   -------    -------   -------   --------   -------
NET CHANGE                    $ 8,606   $(3,459)   $ 5,147   $ 7,580   $    587   $ 8,167
                              =======   =======    =======   =======   ========   =======


  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 10.5% to $10.9 million in 1997. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the allowance to all affiliates in 1997, including those affiliates acquired in 1997. (See "Non-Performing Loans and Allowance for Loan Losses" and "Mergers, Acquisitions and Divestitures" discussions).

NON-INTEREST INCOME

  Total non-interest income increased 13.5% from $21.0 million in 1996 to $23.9 million in 1997. This increase was attributable to increases in service charges and gains on the sale securities, as well as income from the Corporation's equity investment.

  Service charges increased 5.1% from $11.7 million in 1996 to $12.3 million in 1997. Revenue was recognized as a result of increases in the level of deposits.

  Net gains on the sale of securities increased 59.1% due to a higher level of equity security sales in 1997.

  The Corporation recognized $621,000 in income from its equity investment since June 30, 1997.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $89.4 million in 1996 to $91.2 million in 1997. The increase is primarily attributable to an increase of $5.1 million in salaries and employee benefits and an increase in merger-related expenses from $2.1 million in 1996 to $2.3 million in 1997. Additionally, the 1996 total reflects a one-time assessment of $2.8 million to recapitalize the SAIF.

  Salaries and personnel expense increased 11.9% in 1997. This increase was due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $2.8 million.

  Other non-interest expenses decreased $1.3 million to $22.9 million. Included in other non-interest expenses were $2.3 million in 1997 and $2.1 million in 1996 for expenses related to the affiliations with Southwest, WCBI and FNB Florida. The expenses were primarily legal and investment banking costs associated with the structuring and completion of mergers.

INCOME TAXES

  The Corporation recognized income tax expense of $11.6 million for 1997 compared to $10.5 million for 1996. The 1997 effective tax rate of 31.5% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Supplemental Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $92.1 million or 25.5% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $32.0 million was unused at the end of 1997.
To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is subject to risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and the amount of interest-bearing liabilities subject to pricing over a specified period, the amount of change in individual interest rates and the embedded options in all financial instruments. The principal objective of the Corporation's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation's Asset/Liability Committee (ALCO) is responsible for achieving this objective. The Corporation uses an asset/liability model to quantify its balance sheet strategies and their associated risks. Net interest income simulation is the principal tool utilized for these purposes. Gap analysis is employed as a secondary diagnostic measurement. The Corporation attempts to mitigate interest rate risk through asset and liability pricing and matched maturity funding.

  A gradual 300 basis point decrease in interest rates is estimated to cause a decline in net interest income of .9% or $1.1 million for 1998 as compared to net interest income if interest rates were unchanged during 1998. This low level of variation is within the Corporation's policy limits. This simulation analysis assumed that savings and checking interest rates had a low correlation to changes in market rates of interest and that asset prepayments changed as refinancing incentives evolved. Further, in the event of a change of such a magnitude in interest rates, the ALCO would likely take actions to further mitigate its exposure to the change. However, due to the greater uncertainty of other specific actions that would be taken, the analysis assumed no change in the Corporation's asset/liability composition.

  Following is the gap analysis as of December 31, 1997 (dollars in thousands):


                               WITHIN      4-12         1-5         OVER
                              3 MONTHS    MONTHS       YEARS       5 YEARS       TOTAL
                             ---------   ---------   ---------    ---------    -----------
INTEREST EARNING ASSETS
Interest bearing
  deposits with banks.       $   3,144   $     100                             $     3,244
Federal funds sold....          17,249                                              17,249
Securities:
  Available for sale..          40,686      38,484   $  231,743   $  126,202       437,115
  Held to maturity....           3,690      22,048       87,489        9,711       122,938
Loans, net of
  unearned income.....         552,683     507,000      748,792      166,613     1,975,088
                             ---------   ---------   ----------   ----------   -----------
                               617,452     567,632    1,068,024      302,526     2,555,634
Other assets..........                                               201,246       201,246
                             ---------   ---------   ----------   ----------   -----------
                             $ 617,452   $ 567,632   $1,068,024   $  503,772   $ 2,756,880
                             =========   =========   ==========   ==========   ===========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking.......   $  93,633                            $  245,295   $   338,928
  Savings.................     230,117                               418,562       648,679
  Time deposits...........     225,301   $ 451,392    $  346,374         316     1,023,383
Short-term borrowings.....      81,092       9,784           528      32,348       123,752
Long-term debt............      12,729      10,510        44,558       4,449        72,246
                             ---------   ---------    ----------  ----------   -----------
                               642,872     471,686       391,460     700,970     2,206,988
Other liabilities.........                                           310,397       310,397

Stockholders' equity......                                           239,495       239,495
                             ---------   ---------    ----------  ----------   -----------
                             $ 642,872   $ 471,686    $  391,460  $1,250,862   $ 2,756,880
                             =========   =========    ==========  ==========   ===========

PERIOD GAP..............     $ (25,420)  $  95,946    $  676,564  $ (747,090)
                             =========   =========    ==========  ==========

CUMULATIVE GAP..........     $ (25,420)  $  70,526    $  747,090
                             =========   =========    ==========

CUMULATIVE GAP AS
  A PERCENT OF
  TOTAL ASSETS..........         (.92)%       2.56%        27.10%
                             =========   =========    ==========

RATE SENSITIVE ASSETS/
  RATE SENSITIVE
  LIABILITIES
  (CUMULATIVE)..........           .96        1.06          1.50         1.16
                             =========   =========    ==========   ==========


The preceding gap analysis is based on the amortization, maturity or repricing of the Corporation's interest-bearing assets and interest-bearing liabilities. Non-maturity deposits have been allocated to represent their lower sensitivity to changes in market interest rates than other variable-rate instruments. The cumulative gap represents the difference between these assets and liabilities over a specified time period. Based on the cumulative one year gap and assuming no change in asset/liability composition, a decrease in interest rates would be expected to result in slightly lower net interest income. This gap position is within the Corporation's policy limits.

FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (dollars in thousands):


December 31                   1997         1996         1995         1994         1993
                          ----------   ----------   ----------   ----------   ----------
Real estate:
 Residential...........   $  867,611   $  716,672   $  634,335   $  572,332   $  498,554
 Commercial............      476,295      441,767      401,030      316,992      254,154
 Construction..........       64,511       44,296       37,043       50,715       30,288
Installment loans to
  individuals..........      282,678      397,600      385,506      372,394      280,514
Commercial, financial
  and agricultural.....      238,403      196,549      172,208      219,424      225,215
Lease financing........       59,852       21,538        5,037
Unearned income........      (20,425)     (23,846)     (27,377)     (22,812)     (22,821)
                          ----------   ----------   ----------   ----------   ----------
                          $1,968,925   $1,794,576   $1,607,782   $1,509,045   $1,265,904
                          ==========   ==========   ==========   ==========   ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits at the end of 1997 was 86.2%, up slightly from a ratio of 86.0% at the end of 1996. The increase in the ratio was a result of loan growth of 9.7%.

  During 1997 and 1996 the Corporation sold $23.9 million and $38.5 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In 1997, total installment loans to individuals and lease financing decreased to $342.5 million. The Corporation significantly reduced its exposure to non-prime motor vehicle loans by selling approximately $20.7 million of such loans to a third party. The sale resulted in the Corporation recognizing an after-tax loss of $249,000, after reducing the allowance for loan losses by $2.4 million.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, eastern Ohio and southwest Florida.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                          WITHIN      ONE TO      AFTER
                                         ONE YEAR   FIVE YEARS  FIVE YEARS   TOTAL
                                         --------   ----------  ----------   --------
DECEMBER 31, 1997
Commercial, financial and agricultural   $124,853    $103,389    $ 10,161    $238,403
Real Estate - construction.........        23,030      35,681       5,800      64,511
                                         --------    --------    --------    --------
  Total                                  $147,883    $139,070    $ 15,961    $302,914
                                         ========    ========    ========    ========


  The total amount of loans due after one year includes $76.3 million with floating or adjustable rates of interest and $78.7 million with fixed rates of interest.

NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                       1997      1996      1995      1994      1993
                                -------   -------   -------   -------   -------
Non-accrual loans .........     $ 8,103   $ 9,644   $ 9,567   $11,244   $11,055
Restructured loans.........       1,314     2,146     3,075     3,157     3,236
                                -------   -------   -------   -------   -------
                                $ 9,417   $11,790   $12,642   $14,401   $14,291
                                =======   =======   =======   =======   =======
Non-performing loans as a
  percentage of total loans        .48%       .66%      .79%      .95%     1.16%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31           1997      1996      1995       1994      1993
                               --------  --------  --------   --------  -------
Gross interest income that
  would have been recorded
  if the loans had been
  current and in accordance
  with their original terms.     $1,028    $1,414     $1,298    $1,791   $1,827
Interest income recorded
  during the year...........        467       763        685       676      708

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                      1997     1996      1995      1994      1993
                               -------   ------    ------   --------   -------
Loans 90 days or more
  past due................       $3,218    $3,003    $3,872    $ 2,753   $3,659
Loans 90 days or more past
  due as a percentage of
  total loans.............          .16%      .17%      .25%       .19%     .29%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):


Year Ended December 31               1997       1996       1995      1994       1993
                                   -------    -------    -------   -------    -------
Balance at beginning of year.....  $28,649    $24,967    $23,018   $18,622    $16,802

Reduction due to the sale of a
   subsidiary and loans..........   (3,828)                                      (893)
Addition due to acquisitions.....    1,167

Charge-offs:
 Real estate - mortgage..........     (864)      (421)      (604)   (1,454)      (591)
 Installment loans to individuals   (6,929)    (5,939)    (5,407)   (3,821)    (3,980)
 Commercial, financial and
   agricultural..................   (2,067)    (1,451)    (1,226)   (1,564)    (4,159)
                                    ------    -------    -------   -------   --------
                                    (9,860)    (7,811)    (7,237)   (6,839)    (8,730)
                                    ------    -------    -------   -------   --------
Recoveries:
 Real estate - mortgage..........       86        128        189        98        173
 Installment loans to individuals      811      1,047      1,124       968        783
 Commercial, financial and
    agricultural................       355        442        638       928        501
                                     1,252      1,617      1,951     1,994      1,457

Net charge-offs.................    (8,608)    (6,194)    (5,268)   (4,845)    (7,273)
Provision for loan losses.......    10,916      9,876      7,235     9,241      9,986
                                   -------    -------    -------   -------    -------
Balance at end of year..........   $28,296    $28,649    $24,967   $23,018    $18,622
                                   =======    =======    =======   =======    =======

Net charge-offs as a percent of
  average loans, net of unearned
  income........................      .47%       .36%       .34%      .34%       .56%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income............     1.44       1.60       1.55      1.53       1.47
Allowance for loan losses as a
  percent of non-performing loans  300.48     242.99     197.49    159.84     130.31


  The increase in the level of charge-offs and the provision for loan losses in 1997 and 1996 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses.

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below.
The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):


                                   % OF           % OF             % OF            % OF            % OF
                                   LOANS          LOANS            LOANS           LOANS           LOANS
                                  IN EACH        IN EACH          IN EACH         IN EACH         IN EACH
                                  CATEGORY       CATEGORY         CATEGORY        CATEGORY        CATEGORY
                                  TO TOTAL       TO TOTAL         TO TOTAL        TO TOTAL        TO TOTAL
Year Ended December 31    1997     LOANS   1996    LOANS    1995    LOANS   1994    LOANS    1993    LOANS
                         ------   -------  ----   -------  ------  -------  ----   ------   -----  -------
Commercial, financial
 and agricultural....    $ 4,960    36%   $7,116     35%  $ 6,239    35%   $ 8,321    35%   $ 7,281    37%
Real estate -
 construction........        264     3       121      2        88     2        216     3       520      2
Real estate -
 mortgage............      4,806    44     3,395     40     3,506    39      3,817    38     3,068     40
Installment loans to
 individuals.........      5,291    17     7,407     23     6,414    24      5,067    24     4,552     21
Unallocated portion..     12,975          10,610            8,720            5,597            3,201
                         -------   ---   -------    ---   -------   ---    -------   ---    -------   ---
                         $28,296   100%  $28,649    100%  $24,967   100%   $23,018   100%   $18,622   100%
                         =======         =======          =======          =======          =======

INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and must be marked to market.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1997, securities available for sale increased 33.4% while securities held to maturity decreased 29.6% from December 31, 1996.

  The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 1997 (in thousands):

                                                                      Weighted
                                                                       Average
                                                           Amount       Yield
                                                         ----------   ---------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year.........................    $  86,852      5.75%
     Maturing after one year within five years........      191,557      6.25%
     Maturing after five years within ten years.......       27,078      6.73%
State & political subdivisions:
     Maturing within one year.........................        5,261      5.11%
     Maturing after one year within five years........       37,442      6.29%
     Maturing after five years within ten years.......        6,912      6.56%
     Maturing after ten years.........................          623      6.57%

Other securities:
     Maturing within one year.........................            2      5.40%
     Maturing after one year within five years........        1,011      5.92%
     Maturing after five years within ten years.......        1,157      6.62%
     Maturing after ten years.........................        3,000      6.68%

Mortgage-backed securities............................      174,417      6.31%
No stated maturity....................................       24,741      4.63%
                                                          ---------      ----
          TOTAL.......................................    $ 560,053      6.14%
                                                          =========      ====

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 9.5% to $2.3 billion in 1997. The majority of this increase was due to a 10.8% increase in savings and NOW accounts. Additionally, time deposits increased 7.7% to $1.0 billion.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 6.6% in 1997 to $123.8 million. The primary reasons for this increase was an increase in securities sold under repurchase agreements. Securities sold under repurchase agreements increased $17.3 million in 1997.

CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  Capital management is a continuous process. Since December 31, 1996, stockholders' equity has increased $24.4 million as a result of earnings retention. Total cash dividends declared represented 28.2% of net income for 1997 compared to 32.8% for 1996. Book value per share was $15.26 at December 31, 1997, compared to $13.70 at December 31, 1996.

1996 VERSUS 1995

  The Corporation's net income decreased 5.1% from $22.1 million in 1995 to $21.0 million in 1996. Basic earnings per share were $1.38 and $1.47 for 1996 and 1995, while diluted earnings per share were $1.34 and $1.42, respectively, for those same periods. The results for 1996 include a special one-time assessment to recapitalize the SAIF of $2.8 million and merger related costs of $2.1 million. Excluding these items, net income would have been $24.9 million, a 12.4% increase over 1995, and basic and diluted earnings per share would have been $1.63 and $1.58, respectively. The Corporation's return on average assets was .88% for 1996 compared to .99% for 1995, while the Corporation's return on average equity was 10.37% for 1996 compared to 12.02% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation had a return on average assets of 1.04% and a return on average equity of 12.28%.

  Net interest income, on a fully taxable equivalent basis, increased from $103.7 million in 1995 to $111.9 million in 1996. Net margin rose to 5.03% from 4.97% in 1995. Average loans increased 8.6% from 1995, contributing to the improvement in net interest income.

  The provision for loan losses was $9.9 million and represented an increase of 36.5% from 1995, when a provision of $7.2 was charged to operations. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the adequacy of the allowance across all affiliates.

  Total non-interest income increased 5.7% from $19.9 million in 1995 to $21.0 million in 1996. This increase was attributable to increases in service charges and gains on the sale of securities. Service charges increased 6.4% from $11.0 million in 1995 to $11.7 million in 1996. Revenue was recognized as a result of increases in the level of deposits. Net gains on the sale of securities increased by $294,000 due to a higher level of equity security sales in 1996.

  Total non-interest expense increased from $81.1 million in 1995 to $89.4 million in 1996. Salaries and employee benefits increased 9.0% in 1996. This increase was due to expansion in the Corporation's retail network and increases for incentive compensation, as well as normal annual salary adjustments. As a result of legislation passed in 1996, the Corporation was required to pay a one-time assessment of $2.8 million to recapitalize the SAIF. Other non-interest expenses increased $4.2 million in 1996. Included in this total was $2.1 million of merger-related expenses.

  Income tax expense was $10.5 million for 1996 compared to $10.9 million for 1995. The 1996 effective tax rate of 33% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

YEAR 2000

  The much publicized Year 2000 Issue is the result of computer programs being written using two digits rather than four to define an applicable year. Any of the Corporation's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities. In addition, the Year 2000 Issue increases transaction risk with third parties including customers, service providers and vendors.

  During 1997, the Corporation established the Customer Service Center of F.N.B., L.L.C. (Customer Service), a subsidiary of the Corporation comprised of two data processing service centers. These facilities support each of the Corporation's bank and non-bank subsidiaries. As part of its primary functions, Customer Service has been commissioned to identify and select a single mainframe and data processing system. Conversion is anticipated to occur in 1999 and will coincide with the expiration of the Corporation's current primary data processing contracts. A mandatory requirement of selection will be that the mainframe and data processing system selected is Year 2000 compliant.

  In the event that the Corporation does not convert to a single corporate wide mainframe and data processing system in 1999, the Corporation has developed a Year 2000 Bank Strategy and Project Plan (Year 2000 Plan). An integral part of the Year 2000 Plan is the review and testing of all core data systems and technology, including hardware, software, applications, mainframes, PC/desktop applications, system interdependencies and networks. It is anticipated that such testing will be completed by December 31, 1998. Based on a recent assessment, the Corporation anticipates expending approximately $220,000 for systems testing, reprogramming and other upgrades in order to remediate its current systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 Issue may have a material impact on the operations of the Corporation.

  The Corporation has initiated communications with significant bank customers, vendors and others with material relationships in an attempt to evaluate the extent of their exposure to the Year 2000 Issue. As part of this evaluation, the Corporation is actively pursuing the receipt of Year 2000 certifications from these parties. The Corporation could possibly be affected to the extent other entities not affiliated with the Corporation are unsuccessful in addressing the Year 2000 Issue.

  The costs of completing the Corporation's Year 2000 Plan and the date on which the Corporation believes it will complete all modifications are based on management's best estimates. These estimates were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Such material differences may involve a myriad of factors, including but not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant programming codes and other similar uncertainties.

                                                                    EXHIBIT 99.2

                          INDEPENDENT AUDITORS' REPORT



January 22, 1997


Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida


We have audited the accompanying consolidated balance sheets of Southwest Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1
996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/HILL, BARTH & KING, INC.
NAPLES, FLORIDA

                                                                    EXHIBIT 99.3

                             INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 24, 1997